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FOR TRANSLATION PURPOSES ONLY

Exhibit 10.31

LEASE FOR OFFICE SPACE
and other business space not subject to Section 7A: 1624 of the Dutch Civil Code

Based on the model as adopted by the Raad voor Onroerende Zaken (Council for Real Estate Matters) in February 1996.

The undersigned,

Maatschap World Trade Center Amsterdam
with its registered office in Heerlen,

duly represented in this matter by:

the private company with limited liability
 Beheermaatschappij WTC Amsterdam B.V.,
with its registered office in Amsterdam

        hereinafter referred to as the 'the lessor',

duly represented by Messrs P. Groenewegen and J.C.J.W. Stokkermans

and

InFocus International B.V.

        with its registered office/residing in Hilversum at 1213 NS, Olympia 1,

        hereinafter referred to as 'the lessee',

listed in the Trade Register of the Chamber of Commerce for het Gooi and Eemland

under number 32092361

duly represented by the sole shareholder, InFocus Corporation, duly represented in this matter by Mr M.D. Yonker have agreed to the following:

The leased space, designated use and use

1.1
This lease concerns the business space, hereinafter referred to as 'the leased space', known locally and situated in the World Trade Center Amsterdam at Strawinskylaan 1, Amsterdam, tower G, floors 5, 6 and 7, recorded in the land register under Section AB, number 2038, with a lettable floor area of 1659 m2 in accordance with NEN standard 2580 including a pro rata share of the communal areas of the building, as well as 13 non reserved parking spaces at Level P2 of the car park next to the WTC Amsterdam and further specified in the drawing and NEN standard 2580 measurement certificate certified by the parties and attached to this deed which form part of this agreement.
1.1.1	In addition to Article 1.1:
Right of first refusal:

initials lessor                                                 Page 1 of 13                                                 initials lessee

The lessor grants the lessee the right of first refusal to lease level 4 of tower G (Entrance Building North) and the corresponding number of parking spaces (in accordance with a parking ratio of 1 parking space to 125 m2 of lettable floor area of office space) for the first lease period. If the lessee invokes its right of first refusal (RoFR) before 1 July 2004, the same lease conditions will apply to level 4 as for levels 5, 6 and 7. In addition, the lessee will be given 3 months' rent free for level 4 as well as a grant towards the fitting-out costs per m2 in proportion to the duration of the first lease period. If the lessee invokes its RoFR after 1 July 2004, this will be subject to the rent and the conditions applicable at that time to levels 5, 6 and 7.
If the lessor has a prospective lessee for the office space concerned, it will first offer this space to the lessee as an extension to the lease for levels 5, 6 and 7.

The lessor will notify the lessee to this effect in writing with acknowledgement of receipt. The lessee has fourteen days after receiving the above-mentioned letter to decide whether it wishes to take up the offer concerned. The lessee will inform the lessor by means of a registered letter with acknowledgement of receipt within the agreed period. If the lessee does not reply in writing (registered letter with acknowledgement of receipt) within the specified period, the lessor is at liberty to let the office space concerned to third parties. This right of first refusal lapses no later than the expiry date of the first lease period, namely 30 September 2007.
1.2	The leased space may only be used as space for office activities and parking spaces for parking cars.
1.3	The lessee will not be permitted to give any other designated use to the leased space than that described in 1.2 without the prior written permission of the lessor.
1.4	The highest permissible load on the floors of the leased space is 250 kg/m2.
Conditions
2.1
The General Conditions for leasing office space and other business space not subject to Section 7A:1624 of the Dutch Civil Code, deposited at the District Court of The Hague on 29 February 1996 and registered under number 34/1996, hereinafter referred to as the 'General Conditions' form part of this lease. The contents of these General Conditions are known to parties. The lessee has received a copy hereof.
2.2
The conditions referred to in 2.1 are applicable except in so far as the conditions referred to in this lease differ explicitly from them or applicability in relation to the leased space is not possible.
Term, extension and termination
3.1	This agreement has been entered into for the duration of 5 (five) years, commencing on 1 October 2002 and running up to and including 30 September 2007.
3.2
Following the expiry of the period referred to in 3.1, this agreement will be continued, except for termination by the lessee, for a contiguous period of 5 (five) years, hence up to and including 30 September 2012.
3.2.1	Contrary to Article 3.1 and 3.2, the parties furthermore agree as follows:

Article 3.1 and 3.2 applies to levels 6 and 7. For level 5 and possibly level 4 to be leased as additional space, the first lease period ends on 30 September 2007 in accordance with Article 3.1. Contrary to Article 3.2, it applies to levels 4 and 5 that the lessee has an option on additional lease periods of 2 and subsequently 3 years.

initials lessor                                                 Page 2 of 13                                                 initials lessee

With respect to the second lease period, the lessor gives the lessee the opportunity (if leased before 30 September 2007) to terminate the agreement for level 5 and level 6/7 separately (this means each one separately) at the end of the above-mentioned lease periods, subject to a notice period of six months, however, in such a way that consecutive floors always remain.
3.3	This agreement may be terminated by giving notice by the end of a lease period with due observance of at least six months.
3.4	Termination may only occur by means of a writ or by registered letter.
3.5	Premature termination of this agreement is possible under one of the circumstances referred to in Article 7 of the General Conditions.
Payment obligations, period of payment
4.1	The lessee will be obliged to make the following payments:
•rent;
•rent for the parking spaces;
•payment for the additional supplies and services plus the turnover tax payable thereon;
•advance levy for the individual consumption of electricity in the leased space;
•turnover tax due on the rent or an agreed amount in accordance with 15.2 and 15.3 of the General Conditions, at least if the parties have agreed that the rent is to be subject to turnover tax;
4.2	The rent amounts on an annual basis to EUR 636,812.50 (in words: six hundred and thirty-six thousand eight hundred and twelve euros and fifty cents).
4.3	The rent will be adjusted annually on 1 July, for the first time on 1 July 2003, and so on in accordance with Article 4.1 and 4.2 of the General Conditions.
4.3.1	Contrary to Article 4.3, the parties furthermore agree as follows:

The parties agree that an annual increase in the consumer price index of 0% to 5% will be passed on in full in the rent, with respect to a 5-7% increase in the consumer price index, 75% of the increase above 5% will be passed on in the rent, and with respect to an increase in the consumer price index which is more than 7%, 50% of the increase above 7% will be passed on in the rent. The annual passing on of the increase in the consumer price index will not result in a 'cumulative' catching-up effect over the preceding years.
4.4
The payment for additional supplies and services will be determined in accordance with Article 12 of the General Conditions and as stipulated therein, a system of advance payments with settlement at a later date will be applied to this payment.
4.5
The payments to be made by the lessee to the lessor will be due in a lump sum in advance, in successive terms of payment as referred to in 4.6 and should have been paid in full before or on the first day of the period to which the payments apply.
4.6	For each payment period of three calendar months the following amounts will be payable for:
	•rent for the office space	EUR	150,346.87
	•rent for the parking spaces	EUR	8,856.25
	•advance payment for additional supplies and services provided by or on behalf of the lessor	EUR	19,762.84

initials lessor                                                 Page 3 of 13                                                 initials lessee

•advance levy for individual consumption of electricity in the leased space	EUR	2,729.06
total EUR 181,695.02
(in words: one hundred and eighty-one thousand six hundred and ninety-five euros and two cents).
These amounts are exclusive of turnover tax.
4.7
In view of the commencement date of the lease, the first payment period relates to the period from 1 October 2002 to 31 December 2002 and the amount due for this first period is EUR 181,695.02, exclusive of turnover tax. The lessee will pay this amount inclusive of any turnover tax due thereon before or no later than on 1 October 2002.
Turnover tax
5.1
All amounts mentioned in this agreement are exclusive of turnover tax. The lessee will owe turnover tax on the payment for additional supplies and services. This will also apply to the rent in the case of rent subject to turnover tax. Turnover tax will be charged by the lessor and must be paid together with the rent and the payment for additional supplies and services or the advance payment for these.
5.2	The parties agree that the lessor will charge the lessee turnover tax on the rent.
5.3
If it has been agreed that turnover tax will be charged on the rent, the lessee hereby irrevocably authorizes the lessor and its successor(s) in title to submit on its behalf an application as referred to in Section 11, subsection 1 under b, 5[o] of the Turnover Tax Act of 1968 (with regard to opting for taxed rent). If so required, the lessee will co-sign this application and return it to the lessor within 14 (fourteen) days of receiving it.
Supplies and services
6	With respect to additional supplies and services to be provided by or on behalf of the lessor, the parties agree to the following:
The services and/or additional facilities to be provided will include the following:
a.
supply of heat and cooling (with the exception of the cooling network service), including the consumption of fuel, operation, control, daily maintenance and servicing the central heating system and thermostats;
b.
consumption of energy, operation, control, daily maintenance, servicing and inspection costs for lifts, escalators, heating, air conditioning, fire hydrant booster, façade systems and central telephone system;
c.
consumption of energy, operation, control, daily maintenance and servicing the communal areas and lighting systems in the communal areas, such as staircases, corridors, storage rooms and general areas and traffic routes in the car park;
d.	cleaning and daily maintenance of the communal areas, gardens and external glazing;
e.	construction, extension, renewal as well as consumption of energy, control, daily maintenance and servicing the communal or central antenna installation and electrical systems;
f.	purchase, renovation, consumption of energy, cleaning, control, daily maintenance and servicing the boilers present in or near the leased space;
g.	replacing broken window panes;

initials lessor                                                 Page 4 of 13                                                 initials lessee

	h.	water including standing charge;
	i.	refuse collection and dumping charges, taxes, refuse collection charges and charges with respect to sewage drainage and sewer connection and water purification;
	j.	security and guarding the communal areas;
	k.	providing a central reception desk and/or porter(s), caretaker(s) and other central services and promotional activities;
	l.	interior painting of the communal areas.

The lessee will be able to make use of the foregoing, or the services and/or additional facilities added in accordance with Article 9.6.4. The costs of the aforementioned services and/or additional facilities must be paid by the lessee to the lessor irrespective of the circumstance of whether or not the lessee makes use of one or more of these services and/or additional facilities to be provided.
6.1	In addition to Article 6, the parties agree as follows:

The advance payment for the service charges amounts to EUR 47.65 per m2 per annum plus turnover tax (1 July 2001 price level) based on actual costs settled retrospectively. The lessor guarantees the lessee that during the first lease period the actual costs will not differ by more than 5% from the total advance payments to be paid in the calendar year concerned, beside the normal annual indexation of services/service contracts and autonomous increases in the costs of energy consumption.

The provisional advance payment for individual electricity consumption in the leased office space is EUR 6.58 per m2 per annum plus turnover tax. The consumption will be determined based on submeters to be installed by the lessor for each level of office space.
Bank guarantee
The amount of the bank guarantee referred to in 8.1 of the General Conditions amounts to EUR 216,217.07 (in words: two hundred and sixteen thousand two hundred and seventeen euros and seven cents).
Manager
8:
The lessor appoints Beheermaatschappij WTC Amsterdam B.V. as its authorized representative until the lessor notifies the lessee otherwise. The management of the property will be carried out by Beheermaatschappij WTC Amsterdam B.V. unless the lessor announces otherwise.
SPECIAL CONDITIONS
9:
In addition to the preceding articles from the present lease and the General Conditions, the parties furthermore agree to the following. These Special Conditions are in principle without prejudice to the other agreements made. If and insofar as any of the following stipulations are incompatible with the stipulation in (a part of) the preceding articles from the lease and the General Conditions forming part of this agreement, the stipulations of the Special Conditions shall apply.
9.1	Rent subject to turnover tax
9.1.1
In the event that it has been agreed that turnover tax will be charged on the rent, the lessee and lessor explicitly declare that the rent level was set on the basis that the lessee shall continue to use the leased space or have it used for activities of which at least the legally determined minimum percentage or the minimum percentage yet to be determined is eligible for deduction of BTW (Dutch VAT) on the grounds of which rent subject to turnover tax can be opted for.

initials lessor                                                 Page 5 of 13                                                 initials lessee

9.1.2
The lessee and lessor exercise the option by virtue of Announcement 45, Decision of March 1999, no VB 99/571 to waive the submission of a joint request opting for taxed rent and to confine a statement to be completed and signed by the lessee, which statement forms an integral part of the current lease. The stipulations of Article 5.3 of the lease are hereby hence declared not to be applicable.
9.1.3
Before and no later than the date on which this lease is signed, the lessee is obliged to submit a BTW option statement to the lessor which the lessee has filled in and signed, in accordance with a model made available to the lessee by the lessor, from which it appears that the lessee will use the leased space or will have it used for purposes for which a right exists to make a complete or practically complete deduction of BTW pursuant to Section 15 of the Turnover Tax Act 1968.
9.1.4	The lessee hereby declares that its financial year runs from 1 January up to and including 31 December.
9.1.5.a.
If the lessee does not use (no longer uses) the leased space nor has it used for activities which entitle it to deduct BTW and the option to deduct turnover tax has been cancelled, the lessee will no longer owe the lessor or its successor(s) in title turnover tax on the rent, but the lessee will owe the lessor or its successor(s) in title in addition to the rent exclusive of BTW commencing on the date on which this cancellation takes effect by way of a separate payment to the lessor or its successor(s) in title such an amount that the latter is fully compensated for:

I
The BTW which is no longer deductible as a result of the cancellation of the option for the lessor or its successor(s) in title to deduct turnover tax from the operating costs of the leased space or from investments therein.
II
The BTW which the lessor or its successor(s) in title has to pay to the tax authorities and/or can no longer reclaim from the tax authorities as a result of the cancellation of the option to deduct turnover tax due to a recalculation of the taxed rent as referred to in Section 15, subsection 4 of the Wet op de omzetbelasting 1968 (Turnover Tax Act 1968) or revision as referred to in Sections 11, 12 and 13 of the Uitvoeringsbeschikking omzetbelasting 1968 (Turnover Tax Implementation Decree 1968).
III	All other loss which the lessor or its successor(s) in title incurs as a result of the termination of the option to deduct turnover tax.
b)
The BTW which is no longer deductible as a result of the termination or cancellation of the option for the lessor or its successor(s) in title as referred to in 9.1.5.a under I above, will be set in advance by the parties at 15% of the (indexed) rent.
c)
The financial loss to be suffered by the lessor or its successor(s) in title as a result of the termination of the option to deduct BTW will be paid by the lessee to the lessor or its successor(s) in title at the same time as the periodic rent payments and will be divided equally, except for the damage and/or loss as referred to in 5.a under I, if possible by means of an annuity, over the remaining current term of the lease, but will nevertheless be immediately payable in full and in a lump sum by the lessee if the lease is terminated prematurely for whatever reason.
9.1.6	The stipulations of 9.1.5.a under II do not apply if on concluding the present lease, the review period for deducting input tax with respect to the leased space has expired.
9.1.7	The stipulations of 9.1.5 also apply if on concluding the lease, the lessee does not fill in, sign and send a 'BTW option statement' to the lessor as referred to under 9.1.3 above.

initials lessor                                                 Page 6 of 13                                                 initials lessee

The stipulations of 15.2 of the General Conditions which form part of the lease are therefore hereby declared to be inapplicable.
9.1.8
If a situation as referred to in 9.1.5 occurs, the lessor or its successor(s) in title will inform the lessee what amounts must be paid by the lessor or its successor(s) in title to the tax authorities and provide insight into the other losses as referred to in 9.1.5, except for the loss set in advance as referred to in 9.5.5.a. under I. The lessor or its successor(s) in title will give its/their cooperation if the lessee wishes to have the specification of the lessor or its successor(s) in title checked by an independent registered accountant. The costs of this will be at the lessee's expense.
9.1.9
In the event that the use or the use to which the leased space is allowed to be put in any one financial year has not been in accordance with the purposes as given under 9.1.1, the lessee shall be obliged to inform the lessor or its successor(s) in title to that effect by means of a signed statement made within four weeks following the end of the financial year concerned.
The lessee will be obliged to send a copy of this statement to the tax authorities within the same period.
9.1.10
If the lessee does not fulfil the obligation to provide information referred to under 9.1.3 or under 9.1.9 and/or does not fulfil the obligation to occupy the leased space referred to under 9.1.12 or if it turns out in retrospect that its assumptions were incorrect, and it turns out in retrospect that the lessor or its successor(s) in title has/have wrongly charged BTW on the rent, the lessee shall be in default, and the lessor or its successor(s) in title shall be entitled to recover the resulting financial loss from the lessee. This loss concerns the full BTW still payable by the lessor or its successor(s) in title to the tax authorities plus interest, any increases, as well as additional costs and damage and/or loss.

The stipulations in this paragraph contain an arrangement for compensation in the event that the option to deduct BTW should be cancelled with retroactive effect, in addition to the arrangement set out in 9.1.5. The additional loss which results for the lessor or its successor(s) in title from the retroactive effect, will be payable by the lessee immediately, in full and as a lump sum. The lessor or its successor(s) in title will give its/their cooperation if the lessee wishes to have the specifications of the lessor or its successor(s) in title of this additional loss checked by an independent registered accountant. The costs of this will be at the lessee's expense.
9.1.11
The stipulations set out in 9.1.5, 9.1.8 and 9.1.10 will also apply if the lessor or its successor(s) in title is confronted with a loss after the termination of the lease, whether premature or not, due to the termination of the option to deduct BTW applicable for the parties. This loss will then be payable by the lessee to the lessor or its successor(s) in title immediately, in full and as a lump sum.
9.1.12
Without prejudice to the relevant stipulations of this lease, the lessee will, subject to the option right, put the leased space into use or allow it to be put into use before the end of the financial year in which the lessee is going to lease the leased space.
9.2	Costs

In the event that the payments due on account of the current lease are not paid in time, the extrajudicial collection costs shall be fixed in advance between parties at 10% of the outstanding amount, nevertheless no less than EUR 227. In the event that the extrajudicial collection is made by an authorized representative or lawyer, these amounts must be increased with the turnover tax owed by the lessor to the authorized representative or lawyer on these extrajudicial collection costs unless the lessor is able to settle this turnover tax.

initials lessor                                                 Page 7 of 13                                                 initials lessee

Payments made by the lessee after a demand or a writ of summons has been sent, shall serve in the first place to pay the aforementioned costs, even if the lessee specifies a different purpose for the payment.
9.3	Management and administrative charges
With respect to management and administrative charges, the lessee will owe the lessor an amount of 5% of the total costs of the supplies and services described in Article 6.
9.4	Supplies and services
1.
With reference to Article 12.3 of the General Conditions. The lessor will fix the payment owed by the lessee for the supplies/services and/or additional facilities to be provided on the basis of the costs involved in the supplies/services and/or additional facilities. If it is not agreed otherwise, this payment depends on the ratio of the leased floor area to the total floor area eligible for leasing of the complex, of which the leased space forms a part. If one or more parts of the building or complex are not in use, the lessor will ensure when determining the lessee's share that this share is no higher than if the building or complex was fully occupied, provided that the costs of the first 5% of the unlet space, or lettable spaces not being used will be passed on to the lessees.
2.
With reference to Article 12.3 of the General Conditions. The amount that the lessee owes for the supplies/services and/or additional facilities, and changes to this amount, will be notified to the lessee by or on behalf of the lessor in a separate registered letter. The advance payment, charged quarterly, will be estimated based on the costs to be expected and can be adjusted in the interim by the lessor if the development of the costs should give rise to this.
3.
With reference to Article 12.5 of the General Conditions. Within fourteen months after the end of each calendar year, the difference between the sum of the advance payments paid quarterly by the lessee and the actual costs over the preceding calendar year will be determined by the lessor, who will then charge the lessee with the shortfall in the payments made or credit the amount paid in excess.
	4.	With reference to Article 12.7 of the General Conditions. After written notification to the lessee, the lessor reserves the right to extend, reduce or cancel the supplies/services and facilities.
9.5	Standing orders

The Standing Orders with the most recent date shall apply. The copy currently applicable is attached to this agreement and the lessee declares to be aware of the contents hereof. The lessee is obliged to observe the regulations with respect to use stated in the most recent copy.

9.6	Prohibition on lessee
In addition to Article 2.10.2 of the General Conditions. The lessee is not permitted to make any alterations to cables, pipes and systems belonging to the leased space.
9.7	Taxes, charges, levies, premiums, etc.

In addition to Article 15 of the General Conditions. The lessee will bear all the existing and future charges, taxes—including turnover tax -, levies and duties, under whatever name, which are levied, imposed or due, currently or at any time, with respect to the leased space or which will be levied or imposed in this respect on the lessor or the lessee, also if they exceed the charges applying on the date when this lease is signed. The lessor will only bear the share of the owner of the real rights in the municipal property tax.

initials lessor                                                 Page 8 of 13                                                 initials lessee

9.8	Maintenance and upkeep

In addition to Article 9.1 of the General Conditions. If these repairs have become necessary caused by the actions or omissions of the lessee, the costs of this maintenance will be at the lessee's expense.
9.9	Damage
In addition to Article 6 of the General Conditions.
	1.	The lessor will not be liable for damage caused by or arising from armed conflicts, riots, vandalism, acts of terror, rebellion and civil war, plane crashes and other disasters.
	2.	The lessor will not be liable for damage to vehicles of the lessee, visitors or suppliers of the lessee, except in the case of intent or gross negligence on the side of the lessor.
9.10	Lessee shall not be permitted
	•	to put vehicles, bicycles (with or without auxiliary motor), dust bins or other objects in front of or in the communal areas or to transport or have them transported;
	•	to be on the roofs and/or to put objects thereon;
	•	to hold private or public sales in front of or in the leased space, unless the leased space has been leased as a shop and this is permitted under the lease in this special case by the lessor.
9.11	The lessee shall not be permitted
•
to fix or have fixed to, on or—at a place visible from the outside—in the leased space: plates, letters, paintwork, appliances for wireless telegraphy, telephony or television, antennas, advertising signs for the lessee or third parties, of whatever nature.
•
to fix sun blinds or other awning. With the prior permission of lessor it might be possible to deviate from these prohibitions. Financial conditions may be attached to this permission as well as instructions as to the materials, construction, shape, colour, method of fixing and maintenance, etc. which should guarantee the uniformity.
9.12	The lessee shall not be permitted
•
to repair or store in the leased space engines and/or motors, instruments, tools or other objects or goods that in the opinion of the lessor could cause nuisance or inconvenience because of the noise, vibration or smell;
	•	to carry out repairs or other activities to ornaments, pipes and systems of the lighting of the communal areas;
	•	to gain access to and to carry out activities in the plant rooms of the central heating, lift and other systems;
	•	to erect on, to or at the leased space sheds or other woodwork and/or structures;
	•	to throw out waste or other objects;
	•	to keep animals
	•	to carry out work on the electrical systems that are in the leased space(s) and that form part hereof without permission.
9.13	Objects of lessee

initials lessor                                                 Page 9 of 13                                                 initials lessee

The lessor is authorized to remove (have removed) immediately without any warning all objects that contrary to the stipulations of this agreement are found in, or at the leased space or in, at or on the building in which the leased space is located, or in the garden of the leased space, and to store these objects at the expense and risk of the lessee, without being liable for any compensation with respect to the lessee and without prejudice to the other stipulations of this agreement.
9.14
With respect to the lifts in the building in which the leased space is located, the lessee will also be liable for all extra maintenance as a result of improper, rough or dangerous use by the lessee, its personnel, the people it has admitted into the leased space and the people for whom the lessee is responsible. The lessor will not be liable for damage that the lessee has suffered as a result of the lift not functioning properly.
9.15	Use
In addition to Article 2.2 and 2.3 of the General Conditions.
The lessee is obliged to refrain from doing anything that might damage the condition and the appearance of the World Trade Center Amsterdam.
9.16	End of the lease or use

If the lessee decides to terminate the lease by giving notice after the first lease period, the lessee is obliged to deliver the leased space in the original state, this means free of partition walls, floor covering and all other items which have been installed in the leased space by the lessee, all of which is at the lessor's discretion. If the lessee decides to install a staircase at level 5 (for vertical traffic between levels 5 and 6), the lessee is obliged to remove this structure after the end of the lease at its expense and to return the leased space once more to the original state. If the lessee decides to terminate the lease after the second lease period, it is entitled to leave behind the partition walls and floor covering in the leased space.
9.17	Interim termination, default

In addition to Article 7.3 of the General Conditions. Without prejudice to any other rights, in the event that rent payments are not paid promptly, the lessor is entitled to charge the lessee interest amounting to 1.5% per month but a minimum of EUR 114/ NLG 250 per month whereby part of a month counts as a full month, commencing from the due date until the date of payment.
9.18	Bank guarantee

In addition to the stipulations of Article 8.1 of the General Conditions, the lessee will issue a bank guarantee with a validity of up to six months after the date on which the leased space has been actually vacated and the lease has been terminated.

After the end of the lease period, vacation and delivery, the lessor will determine the amount of its claims as soon as possible. After this amount has been paid by the lessee (or will have been set off by the bank guarantee or deposit, insofar as possible), the lessor will inform the bank concerned that any remaining balance of the bank guarantee can be considered to be cancelled or to refund any balance of the deposit to the lessee.
Credit interest will not be paid on the deposit.

initials lessor                                                 Page 10 of 13                                                 initials lessee

If this agreement is extended, the lessee may be obliged to issue a new bank guarantee or deposit for an amount to be specified later by the lessor at least three months before the end of the current lease period and commencement of the new period, which bank guarantee or deposit must be valid for six months after the date on which the leased space has been actually vacated and the lease has been terminated.

If after the end of the agreed lease period by virtue of statutory provisions or judicial decision, the use and enjoyment is continued, the lessee is obliged to issue a new bank guarantee or deposit immediately, which bank guarantee or deposit must be valid for six months after the date on which the leased space has actually been vacated and the lease has been terminated.
9.19	Advertising material
The lessee hereby authorizes the lessor to take all the measures deemed suitable by the lessor in order to prevent and limit sending and delivering (unrequested) advertising material.
9.20	Dutch law and Dutch text
Dutch law applies to this agreement. Even if a translation of this agreement is made available to the lessee, the lease in the Dutch language is still the only legally valid text.
9.21	World Trade Amsterdam Association
1.
The World Trade Amsterdam Association has its business location in the World Trade Center Amsterdam and the World Trade Center Amsterdam Airport. The objective of this association is to promote the interests of and to organize meetings for its members and in particular to encourage mutual trading contacts nationally and internationally.
	2.	By signing the present lease, the lessee becomes a member of the World Trade Center Association for the duration of this agreement.
	3.	The membership fee of the World Trade Center Amsterdam Association is included in the rent.
9.23	Explanation of power consumption, measuring and billing

All the general power consumption required for the functioning (having functioning) of the World Trade Center Amsterdam will be charged to the service costs as described in Article 6 of this lease. In addition, the electricity that is solely consumed within the leased space(s) for lighting and equipment will be charged directly to the lessee by the World Trade Center Amsterdam. This consumption is calculated by means of a centrally installed consumption recording system. The General Conditions of the local energy company apply.

Also if the lessee's business activities are connected to the so-called 'service cooling network', which supplies additional cooling to for instance the computer room, the additional costs involved of this will be charged separately to the lessee.

The World Trade Center Amsterdam has entered into one large consumers contract with GEB for general consumption as well as on behalf of individual energy consumption. This contract enables the lessee, as a small-scale consumer, to use the degressive rate system.
A surcharge of 5% will be charged as the contribution towards the costs of the monthly meter reading, billing and collection, etc. with respect to private consumption.
9.23	Exclusive use of the WTC name
The lessee is not allowed to include in any way the name and/or parts of the name:
	•	World Trade Center Amsterdam

initials lessor                                                 Page 11 of 13                                                 initials lessee

• WTC Amsterdam
• or any designation directly connected therewith in the business name of the lessee or businesses affiliated to it.

The lessee also guarantees that this obligation will be transferred to any sublessees (with due observance of the stipulations of Article 3.1 and 3.2 of the General Conditions). The lessee will forfeit to the lessor an immediately payable penalty of EUR 454 for every calendar day that this violation continues.
9.24	Level of outfitting

The leased space is fitted with and includes ceiling systems with light fittings, sanitary units (in the common areas). open air system, integrated duct(s) based on one duct every 3.6 m along the external wall, with 4 wall sockets for electricity and 6 empty data/telecommunications sockets, horizontal blinds.
9.25	Extension of WTC Amsterdam

The lessee is aware and accepts the circumstance that the World Trade Center Amsterdam is currently in the final stage of its renovation and that before and after the commencement date of the lease, finishing work and new building work will take place in and round the World Trade Center Amsterdam.
9.26	Other Special Conditions:
Advertising signs put up by lessee

The lessee will comply with the lessor's general advertising policy. In as far as the common areas of the WTC are concerned, the general signs of the lessor apply. The lessee is not allowed to put up advertising signs on or behind the external walls of the leased space. The lessee is allowed to put up a name sign near the entrance of the leased space which is visible from outside the entrance. The advertising signs next to this entrance will be realized in close consultation between the lessee and the lessor.
9.27	Right to sublet:

The lessee has the right to sublet all or part of the leased space. The subletting or subleasing agreement entered into with third parties requires the lessor's prior written permission, which will not be withheld on unreasonable grounds. For the purposes of this deed, "Third parties" are not understood to mean: 1) legal persons or companies in which InFocus International B.V., the lessee, directly or indirectly holds the majority of the shares or otherwise can exercise decisive control as well as 2) legal persons and companies in which the ultimate shareholder of InFocus International B.V., InFocus Corporation, directly or indirectly holds the majority of the shares or otherwise can exercise decisive control. Subletting occurs based on the conditions applicable at that time as agreed in the head lease with the understanding that the rent applying to the sublease does not deviate from the rent for which the lessor lets similar office space in the WTC on the date that the lessee sublets.
Date of putting into use:

initials lessor                                                 Page 12 of 13                                                 initials lessee

The lessee is free to put the leased space into use prematurely on the same date as the commencement date of the lease or as soon as the lease has been signed by the parties and the bank guarantee has been provided. The parties agree that on the date of putting the leased space into use, the lessee will owe an advance payment for electricity charges based on the submeters. If the lessee moves in earlier than the commencement date of the present lease, namely 1 October 2002, the lessee will owe to the lessor the full advance payment referred to above for service charges and electricity charges from this date.
Investment grant by lessor

The lessor gives the lessee a once-only investment grant of EUR 100 per m2 of lettable office floor area excluding BTW. After the lease has been signed, the bank guarantee has been provided and the first rent instalment has been paid, the lessee can send the lessor an invoice for this. The name and address are as follows: Maatschap WTC Amsterdam Projectdirectie for the attention of KFN B.V. PO Box 2038, 3500 GA Utrecht. You can send the invoice concerned to WTC Amsterdam Real Estate Department, Strawinskylaan 1, 1077 XW Amsterdam. Furthermore, the lessor promises the lessee to recommend parties (consultants, suppliers, etc.) that in the lessor's experience are able to facilitate the lessee with fitting out the leased space, all of which is at the lessee's expense and risk. The lessor and the lessee will consult each other about this at a later date. The parties are aware that all this occurs completely without obligation, in the sense that the lessee can never hold the lessor liable if the fitting out work or delivery dates of materials and suchlike do not go according to the lessee's wishes. Financing part of the above-mentioned (fixed) fitting out costs can be discussed subject to conditions to be agreed at a later date.
InFocus Corporation guarantee
By co-signing this lease, InFocus Corporation acts as guarantor with respect to the lessor for the proper fulfilment by the lessee of its financial obligations as a result of this lease.

Thus drawn up and signed in duplicate,

Amsterdam	Amsterdam
Maatschap World Trade Center Amsterdam/	InFocus International B.V.
Beheermaatschappij WTC Amsterdam B.V.	InFocus Corporation
(Lessor)	(Lessee)
P. Groenewegen, managing director J.C.J.W. Stokkermans, senior portfolio manager KFN	Michael David Yonker, Chief Financial Officer John V. Harker, Chairman of the Board

Appendices

  •
  General Conditions

  •
  Plan of the leased space

  •
  Copy of the bank guarantee as referred to in Article 7 of this lease

  •
  Standing Orders

  •
  Statement as referred to in Article 9.1.3 of this lease

  •
  Completion statement

initials lessor                                                 Page 13 of 13                                                 initials lessee

QuickLinks

  Exhibit 10.31